As filed with the Securities and Exchange Commission on October 10, 2014

Registration No. 333-198690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEVION MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	20-0794350 (I.R.S. Employer Identification Number)

300 Foster St.

Littleton, MA 01460

(978) 540-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph K. Jachinowski

Chief Executive Officer

Mevion Medical Systems, Inc.

300 Foster St.

Littleton, MA 01460

(978) 540-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell S. Bloom, Esq. John M. Mutkoski, Esq. Laurie A. Burlingame, Esq. Goodwin Procter LLP Exchange Place Boston, MA 02109 (617) 570-1000	Patrick O’Brien, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston St. Boston, MA 02199 (617) 951-7000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Common stock, $0.001 par value	$69,000,000	$8,887.20

(1)

Includes offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(2)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.
(3)	Fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 is being filed for the purpose of filing Exhibits 1.1, 3.2, 3.4, 4.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.10, 10.12, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21, 10.22, 10.23, 10.28, 10.30, 10.31, 10.32, 10.33 and 10.34. No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Part II of the Registration Statement.

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and NASDAQ listing fee.

Item	Amount to be Paid
SEC registration fee		$8,889.20
FINRA filing fee		10,200
NASDAQ initial listing fee			*
Blue sky qualification fees and expenses			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous			*

Total	$		*

*	To be provided by amendment

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

The Company’s amended and restated certificate of incorporation, which will become effective upon completion of the offering, provides for the limitation of liability of directors to the fullest extent permissible under Delaware law.

The Company’s amended and restated bylaws, which will become effective upon completion of the offering, provide for the indemnification of officers, directors and third parties acting on the Company’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful. In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and the certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Issuances of Capital Stock

On April 7, 2011, we issued an aggregate of 17,492 shares of our Series D-1 redeemable convertible preferred stock and 3,498 warrants to buy our Series D-1 redeemable convertible preferred stock to one investor for aggregate consideration of $299,988. On April 12, 2011, we issued an aggregate of 27,552 shares of our Series D-1 redeemable convertible preferred stock and 5,510 warrants to buy our Series D-1 redeemable convertible preferred stock to one investor for aggregate consideration of $472,517. The 5,510 warrants were subsequently exercised on January 18, 2012. On April 14, 2011, we issued an aggregate of 6,632 shares of our Series D-1 redeemable convertible preferred stock and 1,326 warrants to buy our Series D-1 redeemable convertible preferred stock to one investor for aggregate consideration of $113,739.

On October 6, 2011 we issued convertible promissory notes to six of our existing investors for an aggregate principal amount of $5,000,000. On January 12, 2012, we issued an aggregate of 322,195 shares of our Series E redeemable convertible preferred stock to such investors upon conversion of the notes.

On January 12, 2012, we issued an aggregate of 1,234,466 shares of our Series E redeemable convertible preferred stock to sixteen investors for aggregate consideration of $19,825,472 in cash. On July 19, 2012 we issued an aggregate of 1,245,330 shares of our Series E redeemable convertible preferred stock to sixteen investors for aggregate consideration of $20,000,000 in cash and cancellation of indebtedness.

On February 13, 2013 and March 7, 2013 we issued convertible promissory notes to eight of our existing investors for an aggregate principal amount of $10,000,000. On April 25, 2013 and May 22, 2013, we issued an aggregate of 636,934 shares of our Series E redeemable convertible preferred stock to such investors upon conversion of the notes.

On April 25, 2013, we issued an aggregate of 706,527 shares of our Series E redeemable convertible preferred stock to nine investors for aggregate consideration of $11,346,833 in cash and cancellation of indebtedness.

On May 22, 2013, we issued an aggregate of 213,201 shares of our Series E redeemable convertible preferred stock to thirteen investors for aggregate consideration of $3,423,993 in cash and cancellation of indebtedness. Pursuant to this issuance, we also issued 65,517 warrants to purchase our Series E redeemable convertible preferred stock. On May 22, 2013, we issued 322,806 shares of our common stock to five of our investors pursuant to the mandatory conversion of their Series A redeemable convertible preferred stock, Series C redeemable convertible preferred stock, Series D redeemable convertible preferred stock, and Series E redeemable convertible preferred stock.

On August 19, 2014 we issued convertible promissory notes to fifteen of our existing investors for an aggregate principal amount of $7,500,000. In connection with the sale of the convertible promissory notes, we issued to certain existing investors warrants, or Bridge Warrants, to purchase shares equal to 50% of the principal amount of the convertible promissory note purchased divided by 80% of the lowest price per share paid by investors purchasing shares of securities to be issued in our next qualified financing round. Further, certain existing holders of warrants to purchase our Series E redeemable convertible preferred stock were granted the right to surrender their warrants in our next qualified financing round in exchange for Bridge Warrants having an equivalent value to the warrants being exchanged.

No underwriters were used in the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) for transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Grants of Stock Options and Common Stock

Since April 1, 2011, we have granted stock options to purchase an aggregate of 805,700 shares of our common stock, with exercise prices ranging from $1.76 to $2.69 per share, to employees, directors and consultants pursuant to our stock option plan. Options covering 2,443 shares have been exercised. The issuances of these securities were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(a)(2), as a transaction by an issuer not involving a public offering.

Since April 1, 2011 we have granted restricted stock awards covering 15,000 shares of our common stock to directors pursuant to our stock option plan. The issuance of these securities were exempt pursuant to Section 4(a)(2).

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Littleton, Massachusetts, on the 10th day of October, 2014.

MEVION MEDICAL SYSTEMS, INC.

By:	/s/ Joseph K. Jachinowski
Joseph K. Jachinowski
President, Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph K. Jachinowski JOSEPH K. JACHINOWSKI	President, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2014

/s/ Donald B. Melson DONALD B. MELSON	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	October 10, 2014

* ROBERT N. WILSON	Director	October 10, 2014

* PETER P. D’ANGELO	Director	October 10, 2014

PAUL A. VOLCKER	Director	October , 2014

* JAY MOORIN	Director	October 10, 2014

* MYLES D. GREENBERG, M.D.	Director	October 10, 2014

* STEPHEN BUCKLEY, JR.	Director	October 10, 2014

*	Pursuant to Power of Attorney

By:	/s/ Joseph K. Jachinowski
Joseph K. Jachinowski

Exhibit index

Exhibit number	Description of exhibit

1.1	Form of Underwriting Agreement

3.1**	Certificate of Incorporation (as currently in effect)

3.2	Form of Amended and Restated Certificate of Incorporation (to be in effect upon completion of this offering)

3.3**	Bylaws (as currently in effect)

3.4	Form of Amended and Restated Bylaws (to be in effect upon completion of this offering)

4.1	Form of Common Stock Certificate

4.2**	Fourth Amended and Restated Investor Rights Agreement by an among the Registrant and certain of its stockholders dated as of January 12, 2012

5.1*	Opinion of Goodwin Procter LLP

10.1†	Master Purchase Agreement by and between the Registrant and Storrington Industries Limited, dated as of May 10, 2012

10.2†	Patent License Agreement by and between Massachusetts Institute of Technology and the Registrant, dated as of June 20, 2011

10.3†	First Amendment to the Patent License Agreement by and between Massachusetts Institute of Technology and the Registrant, dated as of October 22, 2013

10.4	Form of Indemnification Agreement between the Registrant and each of its Executive Officers

10.5	Form of Indemnification Agreement between the Registrant and each of its Directors

10.6#**	Employment Agreement by and between the Registrant and Joseph K. Jachinowski, dated as of September 1, 2009

10.7**	Non-Disclosure, Developments and Non-Competition Agreement by and between the Registrant and Joseph K. Jachinowski, dated as of September 1, 2009

10.8#**	Employment Agreement by and between the Registrant and Donald B. Melson, dated as of January 22, 2013

10.9**	Non-Disclosure, Developments and Non-Competition Agreement by and between the Registrant and Donald B. Melson, dated as of March 3, 2013

10.10#	Employment Agreement by and between the Registrant and Michael Cogswell, dated as of January 23, 2012 as amended July 11, 2014

10.11**	Privacy, Confidentiality, and Security of Customer and Patient Confidentiality Information Agreement by and between the Registrant and Michael Cogswell, dated as of February 3, 2012

10.12†	Loan Agreement between the Registrant and Life Sciences Alternative Funding LLC, dated as of June 25, 2013

10.13**	Security Agreement between the Registrant and Life Sciences Alternative Funding LLC, dated as of June 25, 2013

10.14#**	Amended and Restated 2005 Stock Option and Incentive Plan

10.15#	Form of Incentive Stock Option Agreement under Amended and Restated 2005 Stock Option and Incentive Plan

10.16#	Form of Non-Qualified Stock Option Agreement under Amended and Restated 2005 Stock Option and Incentive Plan

10.17#	Form of Restricted Stock Purchase Agreement under Amended and Restated 2005 Stock Option and Incentive Plan

Exhibit number	Description of exhibit

10.18#	2014 Stock Option and Incentive Plan

10.19#	Form of Incentive Stock Option Agreement under 2014 Stock Option and Incentive Plan

10.20#	Form of Non-Qualified Stock Option Agreement under 2014 Stock Option and Incentive Plan

10.21#	Form of Restricted Stock Purchase Agreement under 2014 Stock Option and Incentive Plan

10.22#	Senior Executive Cash Incentive Bonus Plan

10.23†	Letter Waiver by and between the Registrant and MMS Funding LLC, successor in interest to Life Sciences Alternative Funding LLC, dated as of June 10, 2014.

10.24**	Note and Warrant Purchase Agreement by and among the Registrant and the investors named therein, dated as of August 19, 2014

10.25**	Form of Convertible Promissory Note, issued by the Registrant in August 2014

10.26**	Form of Warrant, issued by the Registrant in August 2014

10.27**	Form of Promissory Note, issued by the Registrant in August 2014

10.28†	Amendment #1 to Loan Agreement between the Registrant and Life Sciences Alternative Funding LLC, dated as of February 7, 2014.

10.29**	Amendment #2 to Loan Agreement between the Registrant and Life Sciences Alternative Funding LLC, dated as of August 19, 2014.

10.30	2014 Employee Stock Purchase Plan

10.31	Form of Non-Qualified Stock Option Agreement for Non-Employee Consultants under 2014 Stock Option and Incentive Plan

10.32	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under 2014 Stock Option and Incentive Plan

10.33	Form of Restricted Stock Unit Award Agreement for Employees under 2014 Stock Option and Incentive Plan

10.34	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under 2014 Stock Option and Incentive Plan

16.1**	Letter of McGladrey LLP to the Securities and Exchange Commission, dated as of September 11, 2014.

16.2**	Letter of Hein & Associates LLP to the Securities and Exchange Commission, dated as of September 11, 2014.

21.1*	Subsidiaries of Registrant

23.1**	Consent of McGladrey LLP

23.2**	Consent of Hein & Associates LLP

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

*	To be filed by amendment.

**	Previously filed.

†	This exhibit will be subject to a request for confidential treatment and this exhibit has been submitted separately to the SEC.

#	Represents management compensation plan.